Exhibit 21

DRUGMAX, INC.

LIST OF SUBSIDIARIES

As of January 1, 2005, the Registrant directly or indirectly owned the following subsidiaries. Certain subsidiaries, which in the aggregate do not constitute significant subsidiaries, may be omitted.

Familymeds Holdings, Inc., a Connecticut corporation

Familymeds, Inc., a Connecticut corporation

Arrow Prescription Leasing Corp., a Connecticut corporation

DrugMax, Inc., a Florida corporation

Discount Rx, Inc., a Louisiana corporation

Discount Rx, Inc., a Nevada corporation

Valley Drug Company, an Ohio corporation

Valley Drug Company South, a Louisiana corporation

Desktop Media Group, Inc., a Florida corporation

VetMall, Inc., a Florida corporation